STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
BERRY PLASTICS HOLDING CORPORATION

The undersigned Executive Vice President of Berry Plastics Holding Corporation (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation shall be amended by deleting in its entirety the Article thereof numbered “Article I” and substituting the following in lieu thereof:

“The name of the corporation (which is hereinafter referred to as the “Corporation”) is:  Berry Plastics Corporation.”

2.  Except as amended hereby, all other Articles, paragraphs, and provisions of the Certificate of Incorporation of the Corporation shall remain as they presently read.

3. The effective date and time of this Certificate of Amendment will be the 29th day of December, 2007.

4. Such amendment has been duly adopted pursuant to the provisions of Section 242 of the DGCL by the affirmative vote of all of the holders of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Corporation by unanimous written consent in lieu of a meeting.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this 28th day of December, 2007.

/s/James M. Kratochvil James M. Kratochvil, Executive Vice President